Exhibit 3.1
ARTICLES OF AMENDMENT
OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
REYNOLDS AMERICAN INC.
     Pursuant to Section 55-10-06 of the North Carolina General Statutes, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Amended and Restated Articles of Incorporation:
     1. The name of the corporation in Reynolds American Inc.
     2. The text of the amendment adopted is as follows:
     The first sentence of Article Sixth of the undersigned corporation’s Amended and Restated Articles of Incorporation is hereby deleted in its entirety and the following sentence is substituted in lieu thereof:
“The total number of shares of capital stock that the Corporation is authorized to issue is 1,700,000,000 shares, of which 1,600,000,000 shares are Common Stock, par value $.0001 each (“Common Stock”), and 100,000,000 shares are Preferred Stock, par value $.01 each (“Preferred Stock”).”
     3. The foregoing amendment was approved by shareholder action as required by Chapter 55 of the North Carolina General Statutes on May 6, 2011.
     4. These Articles of Amendment will be effective upon filing.
     This the 6th day of May, 2011.

REYNOLDS AMERICAN INC.
By:	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	Senior Vice President, Deputy General Counsel and Secretary